Exhibit 99.1
For Release 1 p.m. PDT
March 15, 2010
Trubion Pharmaceuticals, Inc. Reports Fourth-Quarter and Year-Ended 2009 Financial
Results
SEATTLE, March 15, 2010—Trubion Pharmaceuticals, Inc. (NASDAQ: TRBN) today announced financial results for its fourth quarter and year ended Dec. 31, 2009.
Fourth-Quarter and Year-Ended 2009 Financial Results
Revenue for the fourth quarter of 2009 was $5.2 million compared with $4.3 million for the fourth quarter of 2008. Revenue for the year ended Dec. 31, 2009, was $18.0 million compared with $16.5 million for the year ended Dec. 31, 2008. The increase in 2009 revenue resulted primarily from Trubion’s strategic collaboration with Facet Biotech, including $0.8 million for recognition of the $20 million upfront fee and $1.4 million equity premium, and $1.3 million for collaborative research funding.
The increase in revenue related to the Facet Biotech collaboration was partially offset by a decrease in revenue recognized from Trubion’s collaboration with Pfizer. The decrease in revenue related to an extension of the recognition period of the upfront fee and lower costs for the Phase 2b clinical trial for TRU-015 in the treatment of rheumatoid arthritis. Revenue from the Pfizer collaboration for the year ended Dec. 31, 2009, included $11.0 million for collaborative research funding and $4.9 million for recognition of the $40 million upfront fee. Pfizer completed its acquisition of Wyeth in October, and reaffirmed its commitment to comply with the terms of the original collaboration agreement between Wyeth and Trubion.
Total operating expenses for the fourth quarter of 2009 were $10.4 million compared with $10.7 million for the fourth quarter of 2008. Total operating expenses for the year ended Dec. 31, 2009, were $46.8 million compared with $43.0 million for the year ended Dec. 31, 2008. The fourth-quarter decrease in operating expenses was primarily due to decreased outside manufacturing and lab expense. The 12-month increase in operating costs was primarily due to higher outside manufacturing and clinical development costs related to Trubion’s TRU-016 product candidate, partially offset by decreased lab expense and personnel costs resulting from the 25 percent work force reduction in February 2009.
Net loss for the fourth quarter of 2009 was $5.3 million, or $0.29 per diluted common share, compared with a net loss of $6.4 million, or $0.36 per diluted common share, for the fourth quarter of 2008. For the year ended Dec. 31, 2009, net loss was $29.2 million, or $1.55 per diluted common share, compared with a net loss of $25.6 million, or $1.43 per diluted common share, for the year ended Dec. 31, 2008.
Trubion had $54.8 million in cash, cash equivalents and investments as of Dec. 31, 2009, compared with $52.9 million as of Dec. 31, 2008.
“In 2009, Trubion continued to aggressively pursue development of its product candidates that we believe have the greatest opportunity for success while prudently managing our resources,” said Steven Gillis, executive chairman, acting president, and chairman of the board of directors at Trubion. “We announced a strategic collaboration with Facet Biotech for the joint development of TRU-016 and CD37-directed therapies, and announced positive data from TRU-016’s ongoing evaluation in CLL. In addition, we reported positive ongoing TRU-015 retreatment data for patients with rheumatoid arthritis, and announced the initiation of two studies evaluating our second-generation CD20 product candidate, SBI-087 — a Phase 2 study in RA and a Phase 1 study in systemic lupus erythematosus. In addition to our clinical assets, we also presented positive preclinical data on our SCORPION™ and TRU-ADhanCe™ technology platforms and look forward to presenting further data later this year.”

Facet Collaboration: CD37-Directed Therapies
On Aug. 28, 2009, Trubion announced it had entered into a collaboration agreement with Facet for the joint worldwide development and commercialization of TRU-016. TRU-016 is a CD37-directed SMIP™ protein therapeutic. The collaboration agreement includes TRU-016 in all indications and all other CD37-directed protein therapeutics.
As part of the agreement, Trubion received an upfront payment of $20 million in cash in September 2009 and may receive up to $176.5 million in additional payments upon certain development, regulatory and sales milestones. In December 2009, Trubion and Facet announced positive data from a Phase 1 study of TRU-016 in patients with relapsed or refractory CLL.
On March 9, 2010, Abbott announced a definitive agreement to purchase Facet. Abbott expects the transaction to close in the second quarter of 2010 subject to certain conditions. Following the announcement, Abbott has informed Trubion that it remains interested in TRU-016 and intends to proceed with its development following the close of the transaction.
Anticipated TRU-016 2010 milestones based on the current development plan include these:
•	Expand the ongoing Phase 1 monotherapy study to include NHL patients

•	Initiate a Phase 1/2 chemotherapy-TRU-016 combination study in relapsed CLL patients

•	Initiate a Phase 1 chemotherapy-TRU-016 combination study in relapsed NHL patients
Pfizer Collaboration: CD20-Directed Therapies
In October 2009, Trubion announced positive data from the second course of re-treatment in the first Phase 2b clinical trial for RA demonstrating that administration of TRU-015 every 24 weeks produces well-tolerated results that are comparable with the more than four and a half years of re-treatment data compiled to date from the Phase 1/2a study.
In September 2009, enrollment was completed in the ongoing second Phase 2b dose-regimen finding clinical trial (2203) for rheumatoid arthritis (RA) with final data expected in mid-2010. The interim analysis of the second Phase 2b clinical trial of TRU-015 in RA (2203) met the pre-defined primary endpoint demonstrating superiority of TRU-015 over placebo. The study’s pre-defined primary endpoint is American College of Rheumatology (ACR) 50 response at week 24.
In collaboration with Trubion, Pfizer is also developing SBI-087, Trubion’s next-generation CD20-directed product candidate. Enrollment was completed in a Phase 1 study of SBI-087 for RA and patient dosing commenced in a Phase 2 study of SBI-087 in RA in December 2009. In addition, patient recruitment is under way in an additional Phase 1 study of SBI-087 for RA in Japan. Finally, Pfizer is conducting a Phase 1 clinical trial of SBI-087 in systemic lupus erythematosus in which patient dosing has commenced and recruitment is ongoing.
Pfizer has informed Trubion that it will determine whether to commence a Phase 3 study of TRU-015 for the treatment of RA after reviewing data from the ongoing Phase 2 SBI-087 RA study, in addition to final data from the ongoing Phase 2b TRU-015 (2203) RA study. An interim data review for the Phase 2 SBI-087 RA study is planned that Trubion believes could occur in late 2010 or early 2011. Final data is anticipated at the end of 2011.
Trubion 2010 Financial Guidance
Based on its current forecast, and excluding any proceeds from potential new partnerships or financings, Trubion expects that its existing capital resources will support the company’s operations for at least the next 18 months. The following guidance includes an anticipated milestone of $6 million from Facet Biotech for the initiation of the Phase 2 portion of the TRU-016 study in CLL patients. This milestone is expected to be achieved in the second half of 2010. Trubion’s 2010 financial guidance is as follows:
•	Trubion anticipates 2010 revenues to be approximately $25 million-$30 million earned through the company’s Pfizer and Facet collaborations.

•	Operating cash requirements in 2010 are expected to be approximately $27 million-$32 million.

Earnings Conference Call Details
Trubion will host a conference call and webcast to discuss its fourth-quarter and year-ended 2009 financial results and provide an update on business activities. The call will be held March 15 at 2 p.m. Pacific Time, 5 p.m. Eastern Time. The live event will be available from Trubion’s website at http://investors.trubion.com, or by calling (877) 564-1186 or (973) 409-9686. A replay of the discussion will be available beginning at 8 p.m. Eastern Time from Trubion’s website or by calling (800) 642-1687 or (706) 645-9291 and entering 58716679. The telephone replay will be available until March 22, 2010.
About Trubion
Trubion is a biopharmaceutical company that is creating a pipeline of novel protein therapeutic product candidates to treat autoimmune and inflammatory diseases and cancer. The Company’s mission is to develop a variety of first-in-class and best-in-class product candidates, customized for optimal safety, efficacy and convenience that it believes may offer improved patient experiences. Trubion’s current product candidates are novel single-chain protein, or SMIP, therapeutics, and are designed using its custom drug assembly technology. Trubion’s product pipeline includes CD20-directed SMIP therapeutics such as TRU-015 and SBI-087 for autoimmune and inflammatory diseases, developed under the Company’s Pfizer collaboration. Trubion’s product pipeline also includes TRU-016, a novel CD37-targeted therapy for the treatment of B-cell malignancies developed under the company’s Facet collaboration. In addition to Trubion’s current clinical stage product pipeline, the Company is also developing its multi-specific SCORPION technology, both for targeting cell-surface molecules like CD79b and HLA-DR, as well simultaneously neutralizing soluble ligands like TNF and IL-6. More information is available in the investors section of Trubion’s website: http://investors.trubion.com/index.cfm.
Forward-Looking Statements
Certain statements in this release may constitute “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. These statements include, but are not limited to, those related to the Company’s future clinical development programs, the timing and availability of data resulting from these programs and the intentions of the Company’s collaboration partners, including Facet and its potential successor, Abbot, the Company’s future regulatory filings and the timing and outcome thereof, the Company’s receipt of future milestone payments under existing collaborations, the Company’s projected cash requirements for future periods and other projected financial results. These statements are based on current expectations and assumptions regarding future events and business performance and involve certain risks and uncertainties that could cause actual results to differ materially. These risks include, but are not limited to, risks associated with the Company’s Pfizer collaboration, including Pfizer’s control over development timelines and over decisions regarding the advancement of some of the Company’s clinical development programs, risks associated with the Company’s Facet collaboration, including Facet’s (and/or Abbot’s) control over development timelines and over decisions regarding the advancement of some of the Company’s clinical development programs, the risks that the Company is unable to advance its clinical development programs and regulatory applications and action at the rate it expects, the risks that data resulting from our clinical development programs are unfavorable or uncertain, the risk that we do not achieve the milestones we expect to generate milestone payments under our collaboration agreements or otherwise do not receive these milestone payments for any reason, the risk that our projected cash requirements exceed our expectations and such other risks as identified in the Company’s annual report on Form 10-K for the year ended Dec. 31, 2009, and from time to time in other reports filed by Trubion with the U.S. Securities and Exchange Commission. These reports are available on the Investors page of the company’s corporate website at http://www.trubion.com. Trubion undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.
TRBN-G
Contact:
Jim DeNike
Senior Director, Corporate Communications
Trubion Pharmaceuticals, Inc.
(206) 838-0500
jdenike@trubion.com
http://www.trubion.com
Waggener Edstrom Worldwide Healthcare
Amy Petty
Account Manager
(617) 576-5788
amyp@waggeneredstrom.com
(Tables Follow)

TRUBION PHARMACEUTICALS. INC.
STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2009	2008	2009	2008

Revenue	$5,220	$4,270	$18,003	$16,467

Operating expenses:
Research and development	6,809	8,306	34,396	31,608
General and administrative	3,552	2,389	12,429	11,374

Total operating expenses	10,361	10,695	46,825	42,982

Loss from operations	(5,141)	(6,425)	(28,822)	(26,515)
Interest income	11	196	173	1,781
Interest expense	(125)	(148)	(534)	(825)

Net loss	$(5,255)	$(6,377)	$(29,183)	$(25,559)

Basic and diluted net loss per share	$(0.29)	$(0.36)	$(1.55)	$(1.43)

Shares used in computation of basic and diluted net loss per share	18,110	17,882	18,797	17,856

	December 31,	December 31,
	2009	2008

Balance Sheet Data:
Cash and cash equivalents	$22,304	$29,969
Investments	32,542	22,928
Total assets	65,380	67,290
Deferred revenue	35,262	19,493
Total stockholders’ equity	15,094	31,468
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